EXHIBIT 3.01(ii)


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN MEDICAL ALERT CORP.

               (Under Section 805 of the Business Corporation Law)

      We the undersigned, the President of AMERICAN MEDICAL ALERT CORP., and the Secretary thereof, certify:

     1. The name of the Corporation is AMERICAN MEDICAL ALERT CORP.

     2. The Certificate of Incorporation was filed by the Department of State on January 14, 1981.

     3. The Certificate of Incorporation is amended as authorized by Section 805 of the Business Corporation Law so as to change the number of shares which the Corporation is authorized to issue from 200 Common Shares, without par value, to 10,000,000 Common Shares, par value one ($.01) cent each.

          Article Fourth of the Certificate of Incorporation, which refers to the authorized shares is amended to read as follows:

          FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is 10,000,000 shares all of which shall be Common Shares having a par value of one ($.01) cent each.

     4. The eighty (80) issued shares without par value are hereby changed into 2,228,571 shares, par value one ($0.01) cent each, at the rate of 27,857 new shares for each share presently issued.

     5. The Certificate of Incorporation is amended as authorized by Section 801 of the Business Corporation Law so as to add a new Article 7, eliminating pre-emptive rights as provided for in Section 622 of the New York Business Corporation Law.

          Paragraph 7 of the Certificate of Incorporation shall read as follows:

          SEVENTH: No holder of the Common Stock of the Corporation shall be entitled as such as a matter of right to subscribe for or to purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into stock of any class, whatsoever, whether now or hereafter authorized, or whether issued for property or services or by way of dividend or for cash, and all such rights are waived by each holder of the Common Stock.

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     6. This Amendment of the Certificate of Incorporation was authorized by the unanimous written consent of the shareholders of this Corporation pursuant to Section 615 (b) of the New York Business Corporation Law.

     IN WITNESS WHEREOF, this Certificate has been signed this 31st day of July, 1981.


                                                -----------------------------
                                                Howard Siegel, President



                                                -----------------------------
                                                Barry Schweiger, Secretary




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